Exhibit 99.1

ITG RELEASES APRIL 2014 U.S.

TRADING VOLUMES

NEW YORK, May 8, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that April 2014 U.S. trading volume was 3.3 billion shares and average daily volume (ADV) was 156 million shares.  This compares to 3.5 billion shares and ADV of 165 million shares in March 2014 and 4.1 billion shares and ADV of 188 million shares in April 2013.  There were 21 trading days in both April 2014 and March 2014 and 22 trading days in April 2013.

ITG U.S. Trading Activity

April 2014

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

April 2014	21	3,269,478,520	155,689,453

Year-to-Date:	82	13,290,739,840	162,082,193

April 2014 trading included a higher mix of trading by active buyside clients, positively impacting average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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